Q3 2024
Shareholder
Letter

Dear Shareholders
For the first time in company history, Root reached net income profitability. This milestone, achieved in the third quarter of 2024, is on both a quarter-to- date and year-to-date basis.
This is a pivotal moment for Root. This quarter validates the strength of our business model, our technology, and our customer value proposition. We have maintained conviction that our data science and machine learning acumen, our modern technology stack, and our delightful customer experiences would ultimately combine to drive the company to net income profitability. And that’s exactly what happened.
Importantly, our momentum does not stop here:
•We recently refinanced and reduced our debt. This greatly improves our earnings profile via an approximate 50 percent reduction in interest.
•Our Partnership channel continues to grow at impressive rates, with new writings from this channel up 131% year-over-year in the third quarter.
•We have continued to grow policies in force gradually in the fourth quarter to date.
•We continue to post solid and stable loss ratios, even with major weather events. Our gross loss ratio in the third quarter was 57%, a testament to our data science and machine learning technology.
We have built a culture that has forged in us a grit, determination, and focus to relentlessly execute and never be complacent. We believe that this culture will continue to serve us well.

Q3 2024 Highlights
All figures are compared to Q3 2023 unless otherwise stated.
•Policies in force increased 57% to 407,313
•Gross premiums written increased 48% to $332 million
•Gross premiums earned nearly doubled to $317 million
•Gross earned premium cession rate decreased 26 points to 12%
•Renewal premium was 54% of gross premiums earned

Letter to Shareholders: Q3 2024
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•Gross accident period loss ratio improved 4 points to 58.4%
•Estimated accident period severity increased 6%; frequency decreased 7% (tenure mix adjusted bodily injury, collision, and property damage coverages)
•Gross combined ratio improved 30 points to 89.2%
•Net combined ratio improved 52 points to 91.1%
•Net income of $23 million, generating operating income of $34 million and adjusted EBITDA of $42 million

Key quarterly metrics

Letter to Shareholders: Q3 2024
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Growth
Diversified distribution is a key component to our continued success, and we are excited about the growth opportunity in our Partnership channel. In this channel, we have seen a 131% increase in new writings year-over-year in the third quarter, and our pipeline continues to expand across the automotive, financial services, and agent sub-channels. We've continued to enter into and launch several new partnerships within the agent sub-channel that excite us. Independent agents are an important resource for customers with more complex insurance needs, and comprise a meaningful and stable portion of the market. Root is not only able to offer competitive pricing and coverage to consumers, but through our API integrations with agent platforms, we are also able to provide ease of use and a fast purchasing experience, which benefits both the customer and agent alike.

In our Direct channel, we continue to optimize our current marketing investment to drive further new writings growth, as well as expand and test into new areas of the marketing funnel. Our approach to this channel allows us to be opportunistic and capitalize on growth opportunities when others pull back from the market and to focus on profit when advertising becomes more competitive. In 2023, we saw reduced competition, and thus more than doubled our book of business in less than a year. It’s important to note that due to this high growth rate, our book is weighted toward new policyholders. This results in lower policy retention in the periods immediately following rapid growth. As this normalizes, we believe that our current level of marketing investment and diversified distribution in the Partnership channel will result in a return to growing policies in force.
As we look forward, we remain confident in our long-term growth avenues via both of our channels and are focused on three primary levers to continue to drive growth in the near term:

Letter to Shareholders: Q3 2024
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Partnerships as a Percentage of New Writings
30%
20%
10%
—%
10%
9%
12%
17%
24%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

We will not chase growth for the sake of growth. We remain laser-focused on underwriting discipline and our return on marketing investment, which we believe is evident in our strong improvement in operating results over the past several years.
Pricing and Underwriting
Our proprietary technology platform and data science algorithms are foundational to continued strong underwriting performance, as evidenced by our 57% gross loss ratio in Q3. This was despite an active quarter for weather events. As we have mentioned before, our reinsurance structure continues to provide strong catastrophe protection and has reduced the related volatility in our loss ratio performance.
As we continue to achieve strong loss ratio performance, there are opportunities to reduce rates in select states while maintaining our underwriting rigor. We constantly strive to set prices accurately. This means that we want to set our prices such that we achieve our target returns with minimal variation. Our strong performance enables us to offer competitive prices at favorable targeted unit economics. This is a direct benefit of a high telematics adoption rate and our data science acumen, which allows for effective segmentation and sufficient pricing across customer segments. As we continue to collect data and retrain our models, we believe the benefit will continue to expand and ultimately benefit our customers.
We also continue to automate our underwriting processes. A benefit of this is reducing the lag time associated with identifying rate actions, filing with regulators, and ultimately earning through our book. This is of particular benefit given the majority of our current filings do not require prior approval. Ultimately, this allows us to leverage our real time actuarial reviews to continually offer the best prices to our best drivers.

Letter to Shareholders: Q3 2024
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Gross accident period loss ratio

Financials
We posted net income of $23 million, a $69 million improvement year-over-year. We also delivered operating income of $34 million and adjusted EBITDA of $42 million, a $68 million and $61 million improvement year-over-year, respectively. Our consistently strong underwriting drove the improvement, with a gross combined ratio of 89%. Our strong results were driven by targeted acquisition investment, loss ratio performance and the efficiency of our fixed expense base as growth continues.
Unencumbered capital at the end of the quarter was $439 million, reflecting minimal quarterly unencumbered cash consumption of $8 million. We generated $49 million of operating GAAP cash flows during the quarter due to generation of net income, continued growth and loss ratio performance.
Our dramatically improved business performance has enabled us to reduce our cost of capital through the refinancing of our term loan with our longstanding partner, BlackRock Capital Investment Advisors, LLC. Effective on October 29th, we have an amended term loan in place as follows:
•Six-year term
•$200 million principal amount, a reduction of $100 million from the prior term loan
•3-month SOFR + 600 basis points with performance-based step downs, a reduction of at least 300 basis points from the prior term loan
•$150 million of available capital, net of financial covenants under the amended facility, unchanged from the prior term loan

Letter to Shareholders: Q3 2024
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As a result of the refinancing, which is subject to other terms and conditions, we expect to lower interest expense on a run rate basis by roughly 50%, which will serve to further accelerate our profitability trajectory. In Q4, we expensed approximately $5.5 million of unamortized debt discount and issuance costs related to the extinguishment.

Net Income/(Loss) and Adjusted EBITDA ($M)
$50
$25
$—
$(25)
$(50)
$(75)
$(46)
$(19)
$(24)
$—
$(6)
$15
$(8)
$12
$23
$42
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Net Income/(Loss)
Adjusted EBITDA

*Reconciliation from Net Income/(Loss) to Adjusted EBITDA disclosed below.

Letter to Shareholders: Q3 2024
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Looking Forward
While this quarter certainly validated our conviction, we are just getting started. With a strong capital position and ability to drive profit, we are excited to increasingly focus on profitable growth. We will continue to invest our profits into the business to drive long term value creation, which will naturally increase our operating expenses in the near term. Our technology has unlocked a strong customer value proposition that we believe is differentiated in the market, difficult to replicate, and readily scalable. As a result, we believe our partners and customers alike will continue to benefit from our attractive prices, easy integrations, and great customer experiences.

Thank you to our team members for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

Letter to Shareholders: Q3 2024
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Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Loss to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q3 2024
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Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit/(loss) excluding net investment income, net realized gains (losses) on investments, report costs, commission expenses related to our partnership channel, certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana Group, LLC’s, or Carvana, online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses, ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded, which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures progress towards the profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, warrant compensation expense, restructuring charges, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.
Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities.This amount includes borrowed funds that are subject to certain minimum liquidity covenants.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.

Letter to Shareholders: Q3 2024
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◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as Google or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize targeting and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail, billboards, and regional TV and radio. We utilize these media channels to drive awareness when launching in new markets and to actively target customers in active states.
•Partnerships: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Embedded. We build upon the mobile and web customer experiences of distribution partners to reach a captive customer base with an embedded solution. With varying levels of connectivity, including our proprietary and fully-integrated application programming interfaces, or APIs, we are able to engage high intent prospective customers in contextually relevant third-party applications. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack offers a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow embedded relationships with other tech-enabled companies with relevant customer bases.
◦Agency. We continue to invest in a product to bring the speed and ease of our technology to the independent agency channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our agent platform that enables simplified distribution from agents to their customers. The technology driven approach makes this an appealing platform for agents and an efficient acquisition channel for us.

Letter to Shareholders: Q3 2024
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About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 14 million app downloads and has collected 29 billion miles of driving data to inform their insurance offerings.
For further information on Root, please visit root.com.

Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 34 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance, excluding California.

Letter to Shareholders: Q3 2024
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Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements regarding:
•Our expected financial results for 2024
•Our ability to retain existing customers, acquire new customers, and expand our customer reach
•Our expectations regarding our future financial performance, including total revenue, gross profit/(loss), net income/(loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base
•Our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering
•Our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals
•Our ability to drive a significant long-term competitive advantage through our partnership with Carvana and other partnerships
•Our ability to develop products for embedded insurance and other partners
•The impact of supply chain disruptions, increasing inflation, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition
•Our ability to remain profitable and extend our capital runway
•Our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states
•The accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage additional data
•Our ability to materially improve retention rates and our ability to realize benefits from retaining customers
•Our ability to underwrite risks accurately and charge profitable rates
•Our ability to maintain our business model and improve our capital and marketing efficiency
•Our ability to drive improved conversion and decrease the cost of customer acquisition
•Our ability to maintain and enhance our brand and reputation

Letter to Shareholders: Q3 2024
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•Our ability to effectively manage the growth of our business
•Our ability to raise additional capital efficiently or at all
•Our ability to improve our product offerings, introduce new products and expand into additional insurance lines
•Our ability to cross sell our products and attain greater value from each customer
•Our lack of operating history and ability to remain profitable
•Our ability to compete effectively with existing competitors and new market entrants in our industry
•Future performance of the markets in which we operate
•Our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance
•The effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase
•Our ability to realize economies of scale
•Our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits
•Our ability to deliver a vertically integrated customer experience
•Our ability to develop products that utilize telematics to drive better customer satisfaction and retention
•Our ability to protect our intellectual property and any costs associated therewith;
•Our ability to develop an autonomous claims experience
•Our ability to take rate action early and react to changing environments
•Our ability to meet risk-based capital requirements
•Our ability to realize the benefits anticipated from our Texas county mutual fronting arrangement
•Our ability to expand domestically
•Our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business
•The impact of litigation or other losses
•Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence
•Our ability to defend against cybersecurity threats and prevent or recover from a security breach or other significant disruption of our technology systems or those of our partners and third-party service providers
•The effect of interest rates on our available cash and our ability to maintain compliance with our amended term loan, including performance and liquidity covenants
•Our ability to maintain proper and effective internal control over financial reporting
•Our ability to continue to meet The Nasdaq Stock Market listing standards
•The growth rates of the markets in which we compete
Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Letter to Shareholders: Q3 2024
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Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2023 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: Q3 2024
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	September 30,	December 31,
	2024	2023
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $264.1 and $168.4 at September 30, 2024 and December 31, 2023, respectively)	$266.2	$165.9
Short-term investments (amortized cost: $8.6 and $0.9 at September 30, 2024 and December 31, 2023, respectively)	8.6	0.9
Other investments	4.4	4.4
Total investments	279.2	171.2
Cash and cash equivalents	674.8	678.7
Restricted cash	1.0	1.0
Premiums receivable, net of allowance of $7.2 and $4.0 at September 30, 2024 and December 31, 2023, respectively	308.7	247.1
Reinsurance recoverable and receivable, net of allowance of $1.8 at September 30, 2024 and December 31, 2023	160.6	125.3
Prepaid reinsurance premiums	37.8	48.2
Other assets	99.8	76.2
Total assets	$1,561.9	$1,347.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$392.4	$284.2
Unearned premiums	354.4	283.7
Long-term debt and warrants	300.9	299.0
Reinsurance premiums payable	46.2	54.4
Accounts payable and accrued expenses	64.0	65.6
Other liabilities	110.1	83.1
Total liabilities	1,268.0	1,070.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at September 30, 2024 and December 31, 2023 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 10.6 and 9.5 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	—
Class B convertible common stock, $0.0001 par value, 269.0 shares authorized, 4.4 and 5.0 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	1,883.8	1,883.4
Accumulated other comprehensive income (loss)	2.1	(2.5)
Accumulated loss	(1,704.0)	(1,715.2)
Total stockholders’ equity	181.9	165.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,561.9	$1,347.7

Letter to Shareholders: Q3 2024
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions, except per share data)
Revenues:
Net premiums earned	$279.3	$100.0	$771.2	$223.9
Net investment income	8.0	9.0	27.2	22.5
Fee income	17.1	6.2	48.4	13.2
Other income	1.3	0.1	3.0	0.6
Total revenues	305.7	115.3	849.8	260.2
Operating expenses:
Loss and loss adjustment expenses	184.5	85.8	541.2	208.6
Sales and marketing	34.0	13.1	98.6	22.8
Other insurance expense	22.4	18.3	75.1	22.2
Technology and development	12.9	11.1	38.6	32.4
General and administrative	17.5	21.0	52.7	63.2
Total operating expenses	271.3	149.3	806.2	349.2
Operating income (loss)	34.4	(34.0)	43.6	(89.0)
Interest expense	(11.6)	(11.8)	(34.8)	(34.4)
Income (loss) before income tax expense	22.8	(45.8)	8.8	(123.4)
Income tax expense	—	—	—	—
Net income (loss)	22.8	(45.8)	8.8	(123.4)
Net income attributable to participating securities	(1.1)	—	(0.5)	—
Net income (loss) attributable to common shareholders	21.7	(45.8)	8.3	(123.4)
Other comprehensive income (loss):
Net income (loss)	22.8	(45.8)	8.8	(123.4)
Changes in net unrealized gains (losses) on investments	5.5	(0.7)	4.6	(0.8)
Comprehensive income (loss)	$28.3	$(46.5)	$13.4	$(124.2)
Earnings (loss) per common share: (both Class A and B)
Basic	$1.45	$(3.16)	$0.56	$(8.57)
Diluted	$1.35	$(3.16)	$0.52	$(8.57)
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.0	14.5	14.8	14.4
Diluted	16.9	14.5	16.8	14.4

Letter to Shareholders: Q3 2024
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ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Nine Months Ended September 30,
	2024	2023
	(in millions)
Cash flows from operating activities:
Net income (loss)	$8.8	$(123.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	12.7	12.4
Warrant compensation expense	3.8	13.3
Depreciation and amortization	12.1	8.2
Bad debt expense	22.7	10.6
Gain on lease modification	—	(0.3)
Changes in operating assets and liabilities:
Premiums receivable	(84.3)	(83.9)
Reinsurance recoverable and receivable	(35.3)	8.5
Prepaid reinsurance premiums	10.4	38.1
Other assets	(23.1)	10.6
Losses and loss adjustment expenses reserves	108.2	(30.9)
Unearned premiums	70.7	82.4
Reinsurance premiums payable	(8.2)	(48.0)
Accounts payable and accrued expenses	(1.9)	9.6
Other liabilities	29.9	13.1
Net cash provided by (used in) operating activities	126.5	(79.7)
Cash flows from investing activities:
Purchases of investments	(147.7)	(61.7)
Proceeds from maturities, calls and pay downs of investments	40.5	22.3
Sales of investments	0.5	0.5
Capitalization of internally developed software	(7.0)	(7.1)
Purchases of fixed assets	(0.4)	(0.2)
Net cash used in investing activities	(114.1)	(46.2)
Cash flows from financing activities:
Taxes paid related to net share settlement of equity awards	(13.3)	(0.9)
Payment of preferred stock and related warrants issuance costs	(3.0)	—
Net cash used in financing activities	(16.3)	(0.9)
Net decrease in cash, cash equivalents and restricted cash	(3.9)	(126.8)
Cash, cash equivalents and restricted cash at beginning of period	679.7	763.1
Cash, cash equivalents and restricted cash at end of period	$675.8	$636.3

Letter to Shareholders: Q3 2024
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Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2024	2024	2024	2023	2023	2022
	(dollars in millions, except Premiums per Policy)
Policies in force	407,313	406,283	401,255	341,764	259,522	255,279
Premiums per policy	$1,558	$1,522	$1,482	$1,423	$1,398	$1,150
Premiums in force	$1,269.2	$1,236.7	$1,189.3	$972.7	$725.6	$587.1
Gross premiums written	$331.7	$308.2	$330.7	$279.2	$224.2	$150.7
Gross premiums earned	$317.0	$308.0	$275.0	$214.4	$159.8	$155.3
Gross profit/(loss)	$98.8	$70.8	$63.9	$46.7	$11.2	$(8.3)
Net income (loss)	$22.8	$(7.8)	$(6.2)	$(24.0)	$(45.8)	$(66.4)
Direct contribution	$110.5	$87.0	$80.7	$65.8	$37.0	$11.5
Adjusted EBITDA	$41.6	$12.1	$15.1	$(0.3)	$(19.4)	$(46.4)
Net loss and LAE ratio	66.1%	72.7%	72.3%	69.7%	85.8%	117.9%
Net expense ratio	25.0%	30.0%	29.7%	42.2%	57.3%	67.2%
Net combined ratio	91.1%	102.7%	102.0%	111.9%	143.1%	185.1%
Gross loss ratio	57.1%	61.6%	60.6%	60.9%	65.6%	77.9%
Gross LAE ratio	8.3%	9.4%	9.9%	8.6%	9.6%	10.5%
Gross expense ratio	23.8%	28.9%	29.2%	40.2%	43.5%	42.0%
Gross combined ratio	89.2%	99.9%	99.7%	109.7%	118.7%	130.4%
Gross accident period loss ratio	58.4%	62.8%	59.7%	66.1%	62.8%	78.3%

Letter to Shareholders: Q3 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Nine Months Ended September 30,
	2024	2023	2022
	(dollars in millions, except Premiums per Policy)
Policies in force	407,313	259,522	255,279
Premiums per policy	$1,558	$1,398	$1,150
Premiums in force	$1,269.2	$725.6	$587.1
Gross premiums written	$970.6	$503.9	$478.0
Gross premiums earned	$900.0	$421.4	$500.8
Gross profit/(loss)	$233.5	$29.4	$(28.1)
Net income/(loss)	$8.8	$(123.4)	$(239.4)
Direct contribution	$278.2	$84.9	$17.7
Adjusted EBITDA	$68.8	$(42.6)	$(161.4)
Net loss and LAE ratio	70.2%	93.2%	123.3%
Net expense ratio	28.1%	56.9%	76.0%
Net combined ratio	98.3%	150.1%	199.3%
Gross loss ratio	59.7%	67.4%	83.2%
Gross LAE ratio	9.2%	10.2%	9.8%
Gross expense ratio	27.2%	42.3%	46.5%
Gross combined ratio	96.1%	119.9%	139.5%
Gross accident period loss ratio	60.3%	64.5%	81.1%

Letter to Shareholders: Q3 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2024	2024	2024	2023	2023	2022
	(dollars in millions)
Total revenue	$305.7	$289.2	$254.9	$194.8	$115.3	$73.7
Loss and loss adjustment expenses	(184.5)	(190.3)	(166.4)	(122.7)	(85.8)	(80.9)
Other insurance expense	(22.4)	(28.1)	(24.6)	(25.4)	(18.3)	(1.1)
Gross profit/(loss)	98.8	70.8	63.9	46.7	11.2	(8.3)
Net investment income	(8.0)	(10.0)	(9.2)	(7.7)	(9.0)	(0.9)
Adjustments from other insurance expense(1)	11.6	18.6	20.8	26.7	21.7	9.7
Ceded premiums earned	37.7	46.4	44.7	38.4	59.8	86.7
Ceded loss and loss adjustment expenses	(22.8)	(28.4)	(27.3)	(26.2)	(34.4)	(56.5)
Net ceding commission and other(2)	(6.8)	(10.4)	(12.2)	(12.1)	(12.3)	(19.2)
Direct contribution	$110.5	$87.0	$80.7	$65.8	$37.0	$11.5

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Nine Months Ended September 30,
	2024	2023	2022
	(dollars in millions)
Total revenue	$849.8	$260.2	$239.5
Loss and loss adjustment expenses	(541.2)	(208.6)	(273.3)
Other insurance (expense) benefit	(75.1)	(22.2)	5.7
Gross profit/(loss)	233.5	29.4	(28.1)
Net investment income	(27.2)	(22.5)	(2.2)
Net realized gains on investments	—	—	(1.1)
Adjustments from other insurance (expense) benefit(1)	51.0	49.6	26.8
Ceded premiums earned	128.8	197.5	279.2
Ceded loss and loss adjustment expenses	(78.5)	(118.3)	(192.4)
Net ceding commission and other(2)	(29.4)	(50.8)	(64.5)
Direct contribution	$278.2	$84.9	$17.7
______________
(1) Adjustments from other insurance expense includes report costs, commission expenses related to our partnership channel, certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel Costs, Overhead, licenses, professional fees and other.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded.

Letter to Shareholders: Q3 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2024	2024	2024	2023	2023	2022
	(dollars in millions)
Net income/(loss)	$22.8	$(7.8)	$(6.2)	$(24.0)	$(45.8)	$(66.4)
Adjustments:
Interest expense	10.9	10.8	10.9	11.0	11.1	8.5
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	5.2	3.9	2.8	4.2	2.7	2.2
Share-based compensation	4.3	3.8	4.6	4.9	4.7	7.8
Warrant compensation expense	—	1.0	2.8	4.1	5.0	1.5
Restructuring charges(1)	—	—	0.1	1.8	1.9	—
Write-offs and other(2)	(1.6)	0.4	0.1	(2.3)	1.0	—
Adjusted EBITDA	$41.6	$12.1	$15.1	$(0.3)	$(19.4)	$(46.4)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes zero, $0.1 million, $0.1 million, $0.2 million, zero and $0.1 million of depreciation and amortization for Q3 2024, Q2 2024, Q1 2024, Q4 2023, Q3 2023 and Q3 2022, respectively.
(2) Write-offs and other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of zero, $0.4 million, $0.1 million, ($0.2) million, $1.0 million and zero in Q3 2024, Q2 2024, Q1 2024, Q4 2023, Q3 2023 and Q3 2022, respectively.

Letter to Shareholders: Q3 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Nine Months Ended September 30,
	2024	2023	2022
	(dollars in millions)
Net income/(loss)	$8.8	$(123.4)	$(239.4)
Adjustments:
Interest expense	32.6	32.2	22.0
Income tax expense	—	—	—
Depreciation and amortization	11.9	8.0	7.5
Share-based compensation	12.7	12.0	19.7
Warrant compensation expense	3.8	13.3	10.3
Restructuring charges(1)	0.1	9.4	8.4
Write-offs and other(2)	(1.1)	5.9	10.1
Adjusted EBITDA	$68.8	$(42.6)	$(161.4)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes zero, $0.4 million and $2.1 million of share-based compensation for the nine months ended September 30, 2024, 2023 and 2022, respectively. This also includes $0.2 million, $0.2 million and $1.4 million of depreciation and amortization for the nine months ended September 30, 2024, 2023 and 2022, respectively
(2) Write-offs and other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes zero, zero and $10.1 million in the nine months ended September 30, 2024, 2023 and 2022, respectively, related to the write-off of prepaid marketing expense. Legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of $0.5 million, $3.4 million and zero in the nine months ended September 30, 2024, 2023 and 2022, respectively.

Letter to Shareholders: Q3 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in millions)
Gross premiums written	$331.7	$224.2	$970.6	$503.9
Ceded premiums written	(27.1)	(22.3)	(118.4)	(159.4)
Net premiums written	304.6	201.9	852.2	344.5

Gross premiums earned	317.0	159.8	900.0	421.4
Ceded premiums earned	(37.7)	(59.8)	(128.8)	(197.5)
Net premiums earned	$279.3	$100.0	$771.2	$223.9